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                                    EXHIBIT 99.1
THE
HARTFORD
                                                                  NEWS RELEASE
                                            Hartford Plaza, Hartford, CT 06115



 Date:               November 16, 1998
 For Release:        Upon Receipt
 Contact:            Sue Honeyman                     Steve Minihan

                          Media Relations                 Investor Relations
                          Office: 860/547-4976            Office: 860/547-2403


            THE HARTFORD CLOSES SALE OF UK SUBSIDIARY TO NORWICH UNION

HARTFORD, CONN. -- The Hartford Financial Services Group Inc. (NYSE: HIG) has completed a previously announced agreement to sell its United Kingdom-based London & Edinburgh Insurance Co. subsidiary to Norwich Union for L315 million (approximately US $525 million).

     London & Endinburgh is the UK's sixth-largest general insurance company ranked by net written premium, specializing in household, motor, creditor and commercial insurance, as well as a small credit life insurance operation. Year-end 1997 revenue was US $1.2 billion.

     Norwich Union, a leading provider of general and life insurance sold through intermediaries in the UK, has purchased the ongoing operations of London & Edinburgh. The Hartford has retained ownership of Excess Insurance Co. Ltd., London & Edinburgh's property casualty insurance and reinsurance subsidiary, which is in run-off.

     The Hartford's international presence continues to include insurance, financial services and reinsurance operations in the UK, Canada, Europe, Latin America and Asia.

     The Hartford is one of the nation's oldest and largest international insurance and financial services operations, with 1997 revenues of $13.3 billion. As of September 30, 1998, The Hartford has assets of $141.1 billion and shareholders equity of $6.4 billion. The company is a leading provider of commercial property and casualty insurance; automobile and homeowners coverages; and a variety of life insurance, annuities, employee benefits and asset management plans.


               THE HARTFORD'S INTERNET ADDRESS IS WWW.THEHARTFORD.COM
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